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                                                                   EXHIBIT 11.1

                                 CD RADIO INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       COMPUTATION OF NET LOSS PER SHARE




                                                                                For the period
                                                   Three months ended            May 17,1990
                                              -----------------------------   (date of inception)
                                                March 31,      March 31,         to March 31,
                                                  1996           1995                 1996
                                              -------------  --------------   -------------------
Net loss                                        ($516,883)      ($433,036)        ($16,222,148)
                                              =============  ==============   ===================

Weighted average common
     shares outstanding                         9,357,793       9,198,960            6,814,617


Net common shares issuable upon
     the exercise of outstanding
     options issued within one year
     of initial public offering                     -              -                   404,841
                                              -------------  --------------   -------------------


Weighted average common
     shares outstanding                         9,357,793       9,198,960            7,219,458
                                              =============  ==============   ===================


Net loss per common share
     and common share equivalent                   ($0.06)         ($0.05)              ($2.25)
                                              =============  ==============   ===================